Exhibit 99.1

News Release

CONTACT:	Debra DeCourcy, APR (Media)	FOR IMMEDIATE RELEASE
	(513) 534-4153 or	July 30, 2007

Fifth Third Bancorp Appoints Ulysses Bridgeman, Jr.

To Board of Directors

Cincinnati – Fifth Third Bancorp (Nasdaq: FITB) today announced the appointment of Ulysses “Junior” Bridgeman to its board of directors.

Bridgeman is the owner and president of ERJ Inc., which currently oversees the administration and operation of 163 Wendy’s Old Fashioned Hamburger restaurants in five states and 26 Chili’s restaurants in four states. Bridgeman also was a former college basketball star for the University of Louisville and went on to play 12 seasons in the NBA, first for the Milwaukee Bucks and later for the Los Angeles Clippers.

“Junior has served on the board of directors of our Louisville affiliate for more than nine years,” said Kevin T. Kabat, president and CEO of Fifth Third Bancorp. “He has been instrumental in helping to guide our Louisville affiliate with his business expertise and community network. Junior is a tremendous addition to our board.”

Kabat added that Bridgeman’s appointment brings the total number of members of the Bancorp board of directors to 16. Bridgeman also will continue to serve as a member of the board of directors of Fifth Third Bank (Louisville).

Bridgeman’s two companies – Manna, Inc. and ERJ, Inc – currently employ more than 7,500 people in seven states. During his professional basketball career, Bridgeman worked as a sales and public relations representative for Howard Johnson in Milwaukee. His experience also includes holding a position as an analyst with Towers, Perrin, Crosby Insurance Consultants in Milwaukee. His professional basketball career ran from 1975 to 1986, where he averaged double figures in scoring nine years in a row. He played in 711 games for the Bucks, still the most in franchise history. The Bucks retired his #2 jersey in 1988.

Bridgeman has a bachelor’s degree in Psychology from the University of Louisville. He is a member of the board of directors of The Library Board, the West End School, the Governors Rider Cup, Governors Scholar Program, the Louisville Community Initiative and the National Basketball Retired Players Association. He is capital campaign co-chair for the African American Heritage Foundation and serves as past chairman of the board of trustees of the University of Louisville.

-MORE-

Junior Bridgeman Named to Fifth Third Board

Bridgeman’s company has received many prestigious awards from Wendy’s International including: the Diamond Award for most effective neighborhood marketer; the Wendy Award for exemplary performance by a franchisee; the Founder’s Award for operational excellence; and the Jim Near Legacy Award for employer of choice. In 1999, the company received the Hall of Fame Award for overall achievement.

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Company has $101 billion in assets, operates 18 affiliates with 1,169 full-service Banking Centers, including 109 Bank Mart® locations open seven days a week inside select grocery stores and 2,134 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania and Missouri. Fifth Third operates five main businesses: Commercial Banking, Branch Banking, Consumer Lending, Investment Advisors and Fifth Third Processing Solutions. Fifth Third is among the largest money managers in the Midwest and, as of June 30, 2007, has $232 billion in assets under care, of which it managed $34 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded through the NASDAQ® National Global Select Market System under the symbol “FITB.”

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